Exhibit 99.2

FINAL TRANSCRIPT

Event Transcript

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Event Date/Time: Feb. 04. 2004 / 10:00AM ET

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N T S

Donald Thurman

Danka Business Systems PLC -

Executive Vice President and Chief Marketing Officer

Mark Wolfinger

Danka Business Systems PLC -

Chief Financial Officer and Executive Vice President

Lang Lowrey

Danka Business Systems PLC -

Chairman of the Board and CEO

Michael Popielec

Danka Business Systems PLC -

President and COO of Danka International Group

Todd Mavis

Danka Business Systems PLC -

President and COO of Danka United States

Peter Williams

Danka Business Systems PLC -

President and COO of Danka Europe

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Robert Evans

- Analyst

Tyson Bower

[Wealth Monitors] - Analyst

Mathew Campbell

[North] Partners - Analyst

Derek Dobecki

Ironwood Capital Management - Analyst

Hector Foresight

[Evolution] - Analyst

P R E S E N T A T I O N

Operator

Good morning ladies and gentlemen welcome to the Quarter Three 2004 Danka Business Systems Earnings Conference Call. My name is Liz and I will be your coordinator for today at this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. If at any time during the call you require assistance please press “*” followed by “0” and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call Mr. Don Thurman. Please proceed sir.

Donald Thurman - Danka Business Systems PLC - Executive Vice President and Chief Marketing Officer

Thank you operator. Welcome to our quarterly results call for the third quarter ended on December 31, 2003. I am Don Thurman Danka’s Chief Marketing Officer. Our call today, will feature a financial overview from CFO Mark Wolfinger, high level observations from Chairman and CEO Lang Lowrey, and brief updates from each of our three Chief Operating Officers. After that Lang and Mark and the COO’s will be available for questions. Please be aware that certain statements during this call maybe characterized as forward-looking under the Private Securities Litigation Reform Act of 1995 and we here by claim the Safe Harbor protection afforded by this act for any such statements. Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of date they were made. Additional information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC, Danka’s website danka.com or from Investor Relations. All non-GAAP financial information referenced in this call is reconciled in tables contained in our news release and on the Company’s website. As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance, which may be made by others outside our Company. Audio replays of this call will be available for a limited time via a special dial-in number in the Company’s website. Details can be found at danka.com or in our February 2nd news release announcing this call. Now I would like to introduce Danka’s CFO, Mark Wolfinger.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

Thank you Don, please note that my review of total Company results in the third quarter includes the impact of fluctuations in foreign currency exchanges. As, you know, slightly more than a half of Danka’s revenues are outside the United States and the weaker dollar increased both revenues and expenses, this impacts [export] year-over-year and sequential comparisons. Revenues were $331.1m a 6% decrease from the year ago quarter was about 2.5% higher than the seasonally impacted second quarter. Most of the year-over-year decline is from lower service revenues although we continue to see evidence that this business is beginning to stabilize. Revenues in this segment increased slightly from the second to the third quarters. Gross margins in the third quarter were 36.3% of revenues a decrease of less than 100 basis points from both the year ago quarter and the second

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

quarter. Margins on equipment and related sales were more than 100 basis points higher than the year ago period but about 90 basis points lower sequentially. Service margins declined 150 basis points from a year ago and just over 200 basis points sequentially.

Third quarter SG&A was 32.8% of revenues lower than the 34% achieved a year ago and more than 400 basis points below the second quarter. This is the lowest in seven quarters. The improvement is partially due to initial benefits from our cost restructuring program primarily in the U.S. as well as some larger than usual tax and one time pension benefits in the quarter. Capital expenditures in the quarter dropped dramatically to $4.8m compared to CAPEX of $16.3m in the second quarter and $14.7m in the first quarter. In fact our third quarter CAPEX is the lowest. Most of the reduction was due to lower CAPEX spending for Oracle and the mostly completed St. Petersburg consolidation. We also used about 7m of cash for working capital requirements in the third quarter. Accounts receivables increased by about $5m or 2% primarily because of increased sales and in increase in U.S. day sales outstanding or DSO. We believe we still have opportunities worldwide to improve our DSO, which currently is at 57.5 days.

We also reduced accounts payable by about $5m and inventories by the way were flat. Even with the CAPEX and working capital investments as well as a sizeable cash interest payment, we generated 7m of cash in the third quarter. As a result we ended the quarter with cash of a $105m. In addition we established a new credit facility in Europe in the quarter, which has since enabled us to eliminate restricted cash for letters of credit there. Our cash position and future cash generated from operations will enable us to fund the second phase of cost reductions we announced today some of which have longer payback periods. As you probably noticed we took a $20m charge in the third quarter for Phase I of the cost restructuring which was announced in December. Without that restructuring charge our net income would have been positive. Reported operating income also was impacted by the restructuring charge, instead of a loss of $10.6m, operating income would have been positive 9.4m without the charge, that compares to 12.8m in the year ago period and an improvement of over $8m from last quarter.

Adjusted EBITDA was $24.4m which excludes the $20m cost restructuring charge. This is $10.5m higher than the seasonally impacted second quarter which is about 3 times the gain we saw from the second to the third quarters last year. We anticipate that we will take an additional charge of about $20-25m over the next three quarters for Phase II of the cost restructuring announced today. We believe that additional annualized cost savings from the Phase II reductions which Lang will discuss further will be up to $11m. Now here is Lang Lowrey, Danka’s Chairman and CEO with his observations on the third quarter performance.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Thanks Mark. As Mark mentioned, one of the highlights of the third quarter was our strong cash generation, which enabled us to cross the $100m milestone. We achieved this despite making $13m of interest payments in the quarter and paying significant bills related to both the St. Petersburg facility consolidation and the Oracle implementation. By the way with Phase I of the Oracle implementation complete and our legacy systems unplugged, CIO, Gene Hatcher retired at the end of the quarter. We use this opportunity to consolidate IT with back office operations in the U.S. Group under Michael [Wedge] who recently joined us from Oracle. We will use his expertise to complete the job including improving internal controls and efficiencies as well as achieving customer satisfaction improvements.

By the way, now there is a similar IT function in the European Group and we will be upgrading our systems and controls there as well. Our improved cash position has enabled us to become more aggressive in our cost-restructuring program because now we can go after some of the reductions especially in Europe that carry a higher initial cash expense or have a longer payback. You may recall that we originally estimated that we would take initial actions to reduce cost by about $30m annually. We exceeded that estimate with the Phase I reductions announced in December which totaled $40-45m annually. The Phase II reductions just announced will push the total savings even higher to $51-56m a year. But even with these cuts our current planning process for fiscal 2005 has identified further cost reductions that will move us closer to our long-term goal of 30% SG&A.

Margins continue to be under pressure from increasingly competitive market conditions. Fortunately our margins were aided by significant support in the third quarter from our key equipment suppliers as well as increased contributions from higher margin growth initiatives such as Danka @ the Desktop. We also continue to build momentum in our growth initiatives. The U.S. group recently added two new growth initiatives printers and outsourcing services, the latter of which will further leverage our technical services resources and infrastructure and we will be launching printers in Europe as well. We also are introducing programs to ensure we get full value from our customers for our digital support, which we believe surpasses the capabilities of our competitors.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

In the U.S. for example, we will be adding digital service contracts to our equipment sales and has changed for increased customer access to our state of the art digital solution center, which we recently have standard and upgraded as part of our St. Petersburg consolidation. Worldwide we existed the third quarter with our growth initiatives, including the printer business we recently incubated at an annualized revenue rate of approximately $60m. Remember that 18 months ago we had virtually none of this business. In addition our base of business is rapidly becoming digital. Excitedly we surpass the 50% digital threshold in this quarter compared to just 20% or so a few years ago. Our color business also continues to expand rapidly. In the U.S. for example revenues year-to-date from sales of color devices is 40% higher than during the same period last year. All of this means that we are successfully remaking our core business and putting into place a digital platform from which to grow. And as we make further progress on revenue stabilization and the cost restructuring we will be putting more time and attention on accelerating our growth initiatives. The increasing digital base gives us optimism that our technical services business is stabilizing. This trend along with our TechSource initiative is setting the stage for potential growth in this important segment next fiscal year for the first time in many years. Despite the positives this year, when you listen to the COO comments you will note, that we are still haven’t achieved consistency in our performance across all of our offerings operating entities and sales channels. In Europe the decline in the equipment revenues particularly in the United Kingdom hurt results. In the international group, Mexico continued to lack and in the U.S. group there was a follow off in the general line field sales. You know, what sure would be nice to hit on all cylinders in the same quarter.

I would like to take this opportunity to complement Todd Mavis U.S. COO and his team on their performance this quarter and [inaudible] here is Todd.

Todd Mavis - Danka Business Systems PLC - President and COO of Danka United States

Great. Thank you Lang. The key highlight of the U.S. group performance in the third quarter was our ability to generate solid results while significantly reducing cost. We reduced our workforce in the quarter by about 6% primarily in the back office resulting in year-to-date workforce reductions of about 11%. Most of these cuts have been made possible by investments in the Vision 21 reengineering program including our new Oracle systems. The headcount reduction contributed to SG&A being 8.9m then the previous quarter and 15.5m lower then the year ago period. As a percentage of revenues, SG&A was 33%, down from almost 39% in the second quarter and the lowest it is been in the U.S. in the past 3 years. As you would expect we have tried hard not to disrupt any of our sales efforts or growth initiatives with these cuts. In addition, we believe that these reductions will not affect our ability to improve customer satisfaction.

Although total revenues were lower than the year ago period primarily because of technical services they were up slightly compared to the second quarter. I am encouraged about our technical services business for several reasons. Our efforts to increase our install base of digital systems enabled us to cross the 50% threshold in the quarter. In addition our TechSource multivendor services initiatives continue to blossom. We signed almost 100 TechSource contracts in December alone. That’s more than in the entire first year of the program. We also once again exited the quarter with a strong backlog of TechSource business. And I might add for the first time, TechSource made a positive contribution to earnings in the quarter. As a result we continue to believe that technical services revenues are stabilizing and that we will have the opportunity to begin growing this business soon.

Our other primary growth initiatives Danka @ the Desktop, software, and professional services contributed the solid equipment and related revenue and margins in the third quarter. From a sales channel perspective the one disappointing area was general line field sales, due in-part to this performance we split the channel into two divisions in November and put in two new leaders with proven sales management track records and extensive industry experience. The decreased [span of] has enabled them to quickly identify that much of the disappointing performance was tied to five key metropolitan areas and they are actively addressing these areas. I am optimistic that we will see improvements in this channel in the fourth quarter.

Our national accounts enterprise and production print sales channels all performed well. Successes included a large Xerox take away at Apple computer an account that also has a lot of future potential for us and we leveraged our TechSource services relationship at MCI to win a large order for more than 200 devices at multiple facilities across the entire country.

Overall, gross margins by the way were just under 40%. This is a decline of more than 200 basis points both year-over-year and

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

sequentially. The decline from the year ago quarter was partially due to the discontinuation of the residual trust income. The sequential drop was because of relatively large equipment transactions and our national and enterprise channel, which as you know typically are at lower margins. I am optimistic that fourth quarter margins will strengthen. Partial because of my expected rebound in the general line field sales organization.

In terms of working capital we were a net user of about 3m in the third quarter. This was due to an increase in accounts receivable and a decrease in accounts payable. On the plus side inventories once again declined. Nonetheless, we turned in our second straight quarter of good cash performance generating about $16m of cash before interest and taxes.

Moving forward our focus in the U.S. will be on increasing our digital platform base by improving the performance of the general line field sales organization building further momentum in our growth initiatives, increasing technical services revenues, executing on the second round of cost reductions, and continuing to pursue strong vendor support.

Now, I would like to introduce my colleague Dr. Peter Williams, Chief Operating Officer of our European group.

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

Thank you Todd. All my comments will refer to results in current dollars. As Mark noted, year-over-year on sequential comparisons reflect the currency exchange environment for us in Europe that is favorable in terms of revenues related comparisons and unfavorable as it relates to expense related comparison. My [total] impression this quarter is that we again have a solid cash performance, generating about $10m before interest and taxes. This is primarily due to operational performance and the progress we continue to make on accounts receivable and inventories.

Revenues were basically flat from the year ago period although they increased by 3% from the seasonally impacted second quarter. Within this total, I’m disappointed that equipment and related revenues declined about 12% year-over-year and 16% sequentially. They declined largely due to sales transition in the UK away from the previously [inaudible] business. The UK business remains a challenge, but we do have a strong customer base from which to restructure. In fact the UK recently received a major technical service excellence award for the second year in a row. I’m pleased to report that we expect our actions to result in improve equipment revenues in the fourth quarter.

Service revenues were up about 2% from the year ago period and 10% from the second quarter. This is significant, given the drop in rental placements in the recent years, if you put at Danka on annuity revenue streams. By the way the percentage of digital systems on the contract increased from 56-58% in the quarter. With the stability along with the forecasted benefit from TechSource, print sales, and high return rental programs; we believe we will begin to see service revenue growth in the next fiscal year. Revenues also increased significantly both year-over-year and sequentially in our two smaller reporting segments supplies and rentals and the wholesaler distribution business.

Finally, our growth initiatives increased modestly consolidating the significant improvement observed last quarter. At the University of Kasele (ph.) in Germany for example we knocked out Xerox by leading Danka @ the Desktop [proven] software solution combined with Heidelberg 9110s and 9150s. We also won a large contract for more than 70 multifunctional devices at a governmental agency in Italy by using our software and professional services capabilities to differentiate our offering. In fact we were selected over Ricoh even though their prices is lower. In the UK we signed a TechSource deal with the National Heritage Foundation to service printers. Despite these successes our growth initiatives represent only 2% of total revenues, so significant opportunities remain for improvement.

Looking [inaudible] statistics. Overall growth margins were flat year-over-year and declined slightly from the excellent number posted in the second quarter. Some large and low margin equipment contracts particularly in the UK contributed to this sequential decline.

Finally although we did not see any benefits in the third quarter from the first phase of our cost restructuring program and we expect little benefit in the fourth quarter, we will begin to make an impact in fiscal 2005. In addition as Mark noted we have launched a second round of reductions. These cuts were partially offset by selected investments in the business largely in sales productivity tools and needed IT improvements. In fact we expect to spend about $6m on IT next couple of years to increase operational efficiencies, improve financial control, and enhance customer service.

Now I would like to hand over to Mike Popielec, COO of our International Group.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Michael Popielec - Danka Business Systems PLC - President and COO of Danka International Group

Thanks Peter. Like Europe, as a whole the International Group was affected by foreign currency fluctuations in the third quarter. All of my comparisons to follow are in current dollars. I am pleased to report we also generated positive cash in the third quarter. Our cash generation of nearly $3m was substantially more than the year ago performance and reversed our negative cash performance in the second quarter. This was mostly due to strong operating performance, although we also generated cash from working capital including a reduction in accounts receivables. Our DSOs declined to 46 days in the third quarter compared to 53 days in the prior quarter. Revenues in our third quarter were about 8% higher than the year ago period and also I should note about 8% higher than the second quarter. The increase was driven by more robust equipment and related revenues which were about 16.5% higher than a year ago.

Service revenues were down modestly about 4% from the year ago period, but this rate of decline is getting smaller as our digital base increases. However, our base is still much more analog than the U.S. and Europe with our digital base currently only about 34%. So, our Technical Services’ crossover is still further up. Gross margins improved a 36.6% in the third quarter, 520 basis points higher than the year ago period and 260 basis points higher than the second quarter. This improvement was primarily due to substantially higher equipment margins. Turning in strong operational results were Canada, Brazil, Australia, Venezuela, and Chile. Although Canada still needs improvement, it continues to make progress in its turnaround. New business signed in the quarter included a comprehensive office equipment upgraded for the Yellow Pages where we also sold TechSource services and a recent [Xerox takeaway] at the City of Toronto where we are installing eight Heidelberg 9110s.

Our cash investments into Brazil with the larger opportunities are there in rental business has begun to pay off. Recent rental contract wins have enabled us to solidly increase our revenues and significantly narrow our operating losses year-over-year. And in Australia, always seems to find a way to get it done. In the third quarter, results there were boosted by strong equipment sales and higher margins.

As Lang noted, we are disappointed by the results in Mexico where the pace of our transition from government to commercial accounts hasn’t been as fast as desired. We believe we are still a quarter or two away from breakeven there.

Regarding cost, SG&A was just under 36% of revenues, about the same as a year ago and slightly lower sequentially. Keep in mind that our third quarter numbers do not reflect any benefits yet from our cost restructuring program. We are looking to reduce SG&A by several hundred basis points on the current revenue base over the next several quarters and we expect to begin seeing a positive impact from these reductions in the fourth quarter.

Going forward our goal is to reduce costs while improving customer service and at the same time accelerate our transition from an analog to digital business. Also, we are always at ways to further strengthen our team with any international group. Now here is Lang again to wrap up.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Thanks Mike. And before I close, I would like to compliment you and your team for the year-to-date turnaround in the international results. So, just to wrap up before we go questions, overall we are about where we expected to be with our turnaround, we saw some encouraging signs in the third quarter that we are approaching revenue stability, our focus on cash generation continues to payoff, we have begun to take aim at our high cost structure and we soon will be in a position to leave our analog heritage behind us and focus on becoming a growth company again as a digital business. To further accelerate our progress, we are developing plans for the deployment of a supplemental sales strategy to reduce gaps in our coverage around the world. The goal of this strategy will be to increase the size and the footprint of our sales force and to boost sales within — with minimal startup cost. We are happy to take 15-20 minutes of your questions now. So, I will turn the call over to the operator for instructions.

Q U E S T I O N S  A N D  A N S W E R S

Operator

Thank you. Ladies and gentlemen, if you wish to ask a question, please press “*” followed by “1” on your touchtone telephone. If your question has been answered or you just wish to withdraw your question, please press “*” followed by “2.” Please press “*” “1” to begin. And your first question comes Bob Evans, please proceed sir.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Robert Evans — Analyst

Hi, good morning.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Good morning.

Robert Evans — Analyst

First, hopefully, Lang you can go beyond 15-20 just because from a street standpoint we don’t get the opportunity to ask you a lot of question. So, if you can do that today that will be great. First, can you — in terms of the service revenue, if I understand what you’ve said you are looking for growth in next fiscal year, is that the right assessment?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, we’ve said, I think, pretty consistently that the first goal of Danka was to stabilize revenues. As you know, it’s been quite a few years we were trying to, kind of, [predate] many of us here at the table, but I think it’s 5 plus years and some people are suggesting it’s been may be up to 7 years where the Company has seen revenue stability. So, this is an important year in terms of achieving revenue stability and we do believe that we can see revenue growth in fiscal year ‘05, which now starts in April of this year.

Robert Evans — Analyst

Okay. And you are saying — when you say revenue growth, are you saying service revenue growth or overall revenue growth?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Overall revenue growth and we also believe that service revenue also has stability to grow as well.

Robert Evans — Analyst

Okay, do you still expect revenue stabilization by the June quarter, kind of, like you said last call?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yes.

Robert Evans — Analyst

Okay. Is that going to driven by — and where is the analog-digital mix, you said over 50-50, but are we at 51% for digital?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

I think each one of the COOs made their individual comments. What’s significant, as you know, in Mike Popielec’s area, he still have a very high analog base, but, of course, the countries he is dealing with in some cases that is still, you know, very much in market condition. But his group would be the only group that is below 50% now and the other guys made their comments. Peter is getting up to the high 50s and what was most significant about this quarter was the U.S. Group’s performance over 50%.

Robert Evans — Analyst

And you said if you blended, it’s about 52 is that correct?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

52 on the average, right.

Robert Evans — Analyst

On the average, okay. And can you just talk about the business environment, in general? Some of your competitors have said things have, you know, the spending environment hasn’t been improving, have you been seeing that or what have you — can you give a comment on the environment, in general?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Well, what I’ll do is I’ll let each one of the COOs talk as they’ll give you a little flavor and I will make rebuttal. Why don’t we go to you first, Todd?

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Todd Mavis - Danka Business Systems PLC - President and COO of Danka United States

Sure. Again, obviously, my comments will be U.S. orientation, but I’d say that in terms of the competitive environment, it’s, you know, relatively the same as what we think the past couple of quarters. But, obviously, as you know, the competition is intense, but I don’t know what industry isn’t these days, but the good side is I do think we are seeing more rational pricing and more rational financing out there, so I think that’s encouraging.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Mike.

Michael Popielec - Danka Business Systems PLC - President and COO of Danka International Group

Yeah, for the International Group, you know, competition is still very intense, yet we appear to be getting more larger project opportunities such as the Yellow Pages and the City of Toronto projects in Canada, several projects we have going in Brazil and as stated earlier, Australia continues to do very well.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Peter.

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

[inaudible] both hardware and service pricing to remain very competitive and the hardware market is improving in Q4 and we found Q3 particularly tough and most particularly in the U.K.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, Bob, in general, I would say that my assessment of market conditions, obviously, is based on each of the geographic areas, but what I hear from the COOs is generally a positive belief that within these market conditions that we continue to make progress and that basically with some consolidation that is taking place in the marketplace, since other issues that are taking place that, generally speaking, they believe that market conditions will improve, relatively speaking, from where we are today into next year.

Robert Evans — Analyst

Okay and as it relates to the phase II reductions, when will those occur, when should we start to see the benefit of that? I assume phase I, you know, have occurred and will occur this quarter and we will see the benefits starting ‘05, but phase II, will we start seeing the benefit of that starting ’05 or can you give us some color there?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, sure. I’ll turn it Mark Wolfinger here in a second, but first let me say that as we said in the beginning that we do have a long-term goal of getting to 30% SG&A and we are very serious about this. With the Oracle implementation behind us in the U.S. and with revenues starting to stabilize, we have a very clear picture of the job that we have to do and we have setout a overall goal and a plan to go after those costs and as you know, as I’d said in my comments, we initially gave a number, I believe it was in — you know, with our results last quarter and then we came out with a call in December and we updated that number and increased it and today, again, we are increasing it one more time and you should continue to expect announcements maybe even this quarter, further detailing the actual restructuring plans we are taking. We are very dedicated to that — getting to the number or SG&A. With respect to when and how it’s going to occur I’ll turn it Mark.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

Good morning, Bob how are you?

Robert Evans — Analyst

Good morning.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

Just to repeat the numbers again so that — we start at the same point. I think as Lang mentioned and we mentioned in our script you know our Phase I savings number was in the $40-45m

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

range, Phase II we talked to about $11m. So you are talking something up in the mid-50s as far as total annualized savings. We began to see some of those savings in the current quarter for Phase I. I say some it was pretty minimal and so I think the way we are looking at that is from an annualized basis those savings will certainly be fully factored and sometimes towards what I would say mid-next fiscal year.

Robert Evans — Analyst

Okay. Mid-next fiscal year, can you say will we see a much more meaningful amount in this quarter, in the March quarter in terms of...?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

I would say yes. From our standpoint again it is the way we have taken the charge. Again the charge of the $20m we’ve taken in the current quarter obviously speaks to some of that restructuring beginning to occur in the third quarter obviously some beginning in the fourth quarter Phase I and then we talked about additional restructuring for Phase II.

Robert Evans — Analyst

Okay. And I am just trying to think of how this lays out. Is it the right way — from what you just said the $56m, we can kind of get to that level say by the end of the June quarter next year. So at that point we are at a run rate where we should get pretty much the full benefit or most of the full benefit?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

No, I am not sure I would say the end of the June quarter. I think my comment was mid fiscal year next year.

Robert Evans — Analyst

Mid-fiscal year, okay. How about the Phase I, will we see the majority of Phase I by the end of this fiscal year — not Phase II?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

We are just not giving guidance for the fourth quarter, so that’s the difficulty. Let me just answer the cost question this way; the company has identified a population that — of expense reductions or costs reductions that will get us to where we want to be in terms of our ultimate goal of 30% SG&A. Some of those items are included in Phase I, some will be included in Phase II, some will be included in Phase III, and so on. We will, you know update you obviously, as we take those actions. In terms of how they fall has a lot to do with the execution of the actions in getting, you know, real estate properties disposition and/or people out of the Company. I am very pleased with the progress that we made in the work order. I am hearing good things about progress that we will be making going forward and we’ll keep you updated on all of this as it goes forward including, you know, in terms of whatever outlook we are going to give you for FY’05 to follow.

Robert Evans — Analyst

Okay. And if I take the COO’s individual comments that were made previously as it relates to kind of what they — you know expect for Q4 wasn’t necessarily a hard number but I believe everybody said they expected revenues to improve versus Q3 is that a fair statement on a sequential basis?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, I think what Todd told you with respect to the general line field sales force that he was upbeat about their activity levels and he had some optimism there. I think Peter said the same thing about Europe overall especially area like United Kingdom, and Mike basically indicated that, you know, that we needed to continue the focus on Mexico and some other areas. So I think he was kind of neutral on the comments, but those are the three comments you heard. Generally as you know, historically the fourth quarter has been, you know, better for us so as people get to the end of their account plans and that type of thing so it is certainly our hope that we will be able to make progress on fourth quarter equipment sales.

Robert Evans — Analyst

Okay and did you use any of your cash for this quarter to buy down to, you know, get preferred vendor terms were you going cash up front and getting the discounts, you know, like the [inaudible] program?

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

What you are asking, let me just rephrase the question to make sure [inaudible] with orders and overall program that we talked about in the past as you know, some our competitors like Icon for instance takes advantage of that program where they basically prompt pay at time order. Danka has finally taken advantage of that over the last year, but there has been nothing very significant. We just take advantage sometimes based on, you know, what is offered to us in total by the particular manufacturer. But, with your question I think you are asking the [inaudible] with order initiative that we were to — we’ve talked about. We’ve not embarked on that as a holistic program. I think we internally see this as more of financing decision and less of kind of an operational decision and with the cost restructuring and with growth initiatives and with near-term working capital requirements we basically have not brought that up. There will be — you know, will bring up again as we look forward to FY’05 and we will give you some response on that when the time is appropriate.

Robert Evans — Analyst

Wouldn’t it make sense with the 100m of cash to take advantage of that, it just seems like there is such a negative arbitrage there between the amount of debt cost you are paying and the cash probably driving that much interest at this levels?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Well, if you are asking a cash question let me just turn it over to Mark.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

I think Bob I mean first of all, I think we are all pleased with our current cash level but I would probably return to some of Lang’s previous comments when you look at our priorities from a cash stand-point obviously towards the top of that list is restructuring. I mean the cash required for restructuring, the immediate savings impact of restructuring, obviously we talked about growth initiatives which would require a certain level of cash as well and then any fluctuation in near-term working capital so back to the original comment, [inaudible] per quarter we again see that as a financing arrangement which we will continue to view from our stand-point. Our focus at the top right now is on restructuring.

Robert Evans — Analyst

Okay, if you could clarify how much was your cash charge for this quarter? The break-up between cash and non-cash.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

You are talking about restructuring cash?

Robert Evans — Analyst

On the restructuring cash, yeah?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

Again we took a $20m charge to the P&L. I would say the restructuring cash was probably something — was a minimal number perhaps in the million dollar range.

Robert Evans — Analyst

Okay, alright. Thank you.

Operator

And your next question comes from Tyson Bower (ph.) of Wealth Monitors (ph.). Please proceed sir.

Tyson Bower - [Wealth Monitors] - Analyst

Good morning gentlemen. I am going to limit my questions to two. These are on some ambiguity concerning some comments made in your call and repeatedly in press releases one may be overly simplistic but you continually referred to long-term goals and SG&A to get down to a 30% level, just simply could you define what you mean by long-term to give us an idea of what kind of time-table that you are looking at. I know you have mentioned Phase II, Phase III those type of things but, what are you defining as long-term and then secondly comments were

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

made that Q4 gross margins level should rebound, to rebound you must have a base in mind is that sequentially or is that year-over-year which will make a great difference on what you guys are looking at. But just try to eliminate some of the ambiguity between rebounding the gross margins off at what level and also what long term means and I’ll listen offline?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Well I’ll let Mark take the margin question and I’ll take the definition of long-term. This question has come up and we have — we don’t see it as ambiguous at all, it’s a long-term. We do not have it as a near-term goal. Clearly as Mark said earlier, as you go through the GAAP requirements for restructuring you take the charge and then of course as you execute on those, they absolutely, you know, go against that charge. So basically the actions that we are taking and we’ve taken, you know, result in restructuring initiatives. So the point would be is that for instance if we would have facility we were closing for us to give, you know, guidance for those individuals that we were closing that facility in advance it would not be a good operational thing to do. So, we’ve done this basically in phases. We have done in phases as we approach each segment of the business and so right now we are just going leave it at long-term. We will be giving some specific guidance with respect to cost for fiscal year ’05, once we get through this quarter and I think that will give you the answer that you want but at this time we are just going to leave it as we have. It is a goal, which we are working vigorously towards, I know from the Chief Operating Officer standpoint, the faster we can get the cost out, the better because it’s an unpleasant thing to do because it effects a large part of people and also it distracts them away from doing what they want to do and that is to grow the business. So, on the one hand I’ll say it is long-term and on the other hand I’ll say that they are vigorously going at it and we will continue to make those [staged] announcements as we get to those opportunities and appropriately time the announcement. On the margin question —.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

On the gross margin question, this is Mark Wolfinger, I think specifically in the year in the U.S. Todd Mavis spoke to and expect an improvement to general line sales force quarter-to-quarter, so sequential improvement I think Todd was referring to. Again, we are not going to provide specific guidance on margins for the fourth quarter and I’m not suggesting this as a direction, but last year our margins increased by about 0.5 point between the third and the fourth quarter. Again, I would just simply go to a sequential comparison there and again referencing Todd’s comments overall without again providing specific guidance on gross margin for the fourth quarter.

Tyson Bower - [Wealth Monitors] - Analyst

Okay. One of the reasons given for margin level growth that it was large one time sales of lower margins or high-volume lower margin type activities in the third quarter, is that something that is, you know, an anomaly within the quarter or is that something that periodically happens throughout the given year?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, I’ll answer that question. You know, each quarter stands on to it’s own. You know, we’ve had quarters were our field sales forces worldwide have better sales than other quarter and obviously at that level you are going to see a better margin mix and of course there you are dealing with you know end users in large part who — also have value added initiatives added on of and, you know, these Danka @ the Desktop and so forth. So, it’s generally better when the general line field sales force performs better than not. However, you know the big deals can be profitable as well and you know I don’t think that anyone was disappointed with those deals this quarter. They came in pretty much as kind of anticipated. So, you will see a mix between general line field sales force and the bigger deals. Europe as you know has an indirect channel and so depending on how they do, you know, their margins are different and we also have different countries that have different levels of marginality. So, all this kind of mixes together to get some margins. Probably one of the bigger drivers in all of that is service margins, and one of the disappointments that we had for this quarter was that service margins were down but I think you heard from everyone that they feel that the service margins will improve going forward, again, all this is subject to market conditions but they felt, you know, that was an opportunity going forward.

Tyson Bower - [Wealth Monitors] - Analyst

Thanks for taking the time this morning to answer my questions and I’ll allow somebody else to get in.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Thank you very much.

Operator

And your next question comes from Matthew Campbell (ph.) of North (ph.) Partners. Please proceed sir.

Mathew Campbell - [North] Partners - Analyst

All right. Good morning gentlemen just want to congratulate you on your continued improvements and I am pleased to hear about the service revenue and your overall sales outlook to be up next year. I just have a couple of quick questions. Could you elaborate on the issue with your general field source within the five cities in the U.S. where they were weak and what are you doing to address that?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, first I’ll turn it over to Todd because he is obviously running the day-to-day business there. Let me say I made a comment at the end of our prepared comments with respect to sales coverage. I think this is kind of an industry-wide issue and Danka basically has been in the process of developing plans for deployment of kind of a supplemental sales strategy to reduce some of these gaps. Those gaps will include those cities that are [Todd raised] and are several other areas around the world. We are pretty excited about the prospects of these plans. We basically feel now it’s the time to increase the size and footprint of our sales force and to kind of boost our effort in the equipment sales arena. We also want to do that though with minimal startup costs and we like to make those costs a variable to results. So, the company does not have an appetite at this present time to make a huge investment into the sales force. We’d come out with quiet frankly some pretty clever ideas that are manifesting themselves now as we speak into plans for the development of this supplemental sales strategy. So, there is a lot of conversation, a lot of excitement internally about what we can do to kind of boost this area because clearly going into FY’05 our focus is going to be hopefully to move and focus on equipment sales. As you know it drives a lot of value-added initiatives. It’s clearly drives the, you know, a greater digital business which means growth for us and it also drives technical services in these other things like TechSource. So, this is becoming the largest thing that we are focusing on now. Now with respect to the world I think Peter expressed disappointment in the UK and we’ve been rebuilding there over the last three quarters. We’ve talked about Mexico and in the U.S. general line field sales force, you know, had the disappointing performance this quarter. [inaudible] new leadership in place there and basically he has identified these five areas for — I think that you’ve asked and I’ll turn it to him to answer you about those five areas.

Todd Mavis - Danka Business Systems PLC - President and COO of Danka United States

Okay. Well just again a kind of build on and calibrate everybody is thinking you know, we make these comments about the general line fields sales organization. I think it’s important for everyone to understand and appreciate that outside of these five under performing areas to performance in the productivity we would be talking very differently about. We would say that the performance is acceptable and tracking to where we would want it based on the metrics we have in place about productivity and margins etc. So really gets down to these five areas. What I would share with you is this really no one unique thing as an example, one market in particular, it is a — it’s go-to-market strategy issue in terms of how we are going about it. We are making some changes there in terms of a vertical market approach. And another market one of the other five it’s a very different issue. It’s around — more around some questions about leadership. The only really comment [today] that I would say in the five really is what Lang has already referenced and that gets down around the sales coverage where we were like relative to our mix. So, specifically what we were doing is as Lang mentioned we are addressing the coverage and then we have specific actions given the unique situations around these five market that we are putting in place and have already began taking action on. It probably be inappropriate for competitive reasons to say who those five are, what those five are? And I am sure you can understand that. But suffice is to say we feel confident that we have plans and actions in place that we’ll start to see some returns on that, those actions fairly quickly.

Mathew Campbell - [North] Partners - Analyst

Thank you. A few more questions, if I may, what is your sales force turnover to date?

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

We will have to let each one of the COO’s answer that one. Todd do you have a handle on that or do you need to get that information.

Todd Mavis - Danka Business Systems PLC - President and COO of Danka United States

Yeah, no I can speak in general terms and the reason I’ll speak in general terms is because within our sales force as you may or may not know we have it broken-down into different sales channels, general line being one that’s getting lot attention on this call but there are other sales channels as well. I can tell you in general terms that our sales turnover is in the 20-25% range. Again for those you that are familiar with the technology industry as a segment, as a category that tends to be fairly consistent with what you see. But that is what we are experiencing.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Mike.

Michael Popielec - Danka Business Systems PLC - President and COO of Danka International Group

Just qualitatively I will say that in our good performing market that you would expect we have quite frankly we have low turnover like places in Australia markets have been struggling a little bit based on our compensation program they set up such as Canada we’ve had a little bit of higher turnover but I really at this point really don’t have a figure that I can give you in terms of our turnover rate.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Peter.

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

[inaudible] qualitative number. In Europe in total our turnover is relatively small less than 10% and — but it’s particularly high in the UK and at some extend we are [forcing] that associated with they are restructuring and that’s in the UK it’s probably over 30% at the moment.

Mathew Campbell - [North] Partners - Analyst

That was my next question Peter could you just elaborate on what transition — what changes are being made in the UK side of the business?

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

UK historically is been for the last 3 or 4 years it had some significant problems, it’s — unable to support it’s annuity revenues stream and it’s suffered disproportionately as a result of that and that’s really not goes straight to the bottom line. And my view is that the sales force and sales management were failing to address the annuity revenue streams and we needed to change the sales structure and sales process significantly. We are right in the middle of doing that right now. And I did mention that I was expecting improvements in Q4 over Q3. We are seeing — [counter] to that, we are seeing upside in the annuity streams, better the performance in U.K. than its historic trend which has been decrease. So, it’s really restructuring of the sales force and the whole of the back office, which is more associated with the change in the U.K — within Europe in total with our IT restructuring also.

Mathew Campbell - [North] Partners - Analyst

Great, thank you very much. My last question, thanks for all your answers, DSOs are trending in the right direction, what’s your goal there, Mark?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

Well, we haven’t issued a long-term goal, Matt, and specifically and clearly, you know, we’re — I think if you look at it over the last six quarters, they have trended in the right direction, we were a little bit disappointed in the current quarter, but again part of that improvement has, kind of, come into U.S. where Oracle was implemented this quarter and we continue to hope that improvement will occur, but I don’t want to give a specific number at this point in time.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Mathew Campbell - [North] Partners - Analyst

Okay.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

One of the reasons why we didn’t get to make as much progress this quarter potentially, I mean, this is just a reminder of that; Oracle, you know, did not launch in large part until this quarter and, of course, Todd was also fairly anxious to, you know, reduce this cost and from all the manual systems. So, we had a lot of convergence of new systems being implemented and also headcount reduction in that area of credit collection. So, I think all in all, you’ve maintained DSO this quarter and under that scenario where we are pretty pleased at, but now the focus is particularly in the U.S., we do think there is a significant opportunity there. Of course, Europe has made some nice progress over the term here and they will be getting some further help from some IT systems. So, we still believe there is an opportunity there to do a better job.

Mathew Campbell - [North] Partners - Analyst

Great, thanks so much.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Thank you. Let’s take one more question, operator.

Operator

And your final question comes from Derek Dobecki of Ironwood Capital Management, please proceed sir.

Derek Dobecki - Ironwood Capital Management - Analyst

Thank you. You know, I apologize if I missed it, but could you discuss your progress on the Danka @ the Desktop and TechSource initiatives and specifically what’s the current annualized revenue run rate from the third quarter for those?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah I’ll let Don Thurman make a few comments here; I would just say that, you know, most of these initiatives were not there about 18 months ago. So, we are pretty pleased that a company of this size that can launch such a wide array of initiatives. We have been able to do so successfully. We basically have built an excess rate of approximately $60m in these growth initiatives and that’s where we were coming out of the third quarter. Don, you want to add anything to that.

Donald Thurman - Danka Business Systems PLC - Executive Vice President and Chief Marketing Officer

Yeah, thanks Lang. I think the key thing you really pointed out, which is the progress of the 12 months and if you look at the Danka @ the Desktop worldwide gets about a $30m run rate business and growing and most of that still continues to be in the U.S., we are getting some traction in Europe, but still largely a U.S. initiative.

Derek Dobecki - Ironwood Capital Management - Analyst

Okay.

Donald Thurman - Danka Business Systems PLC - Executive Vice President and Chief Marketing Officer

And with TechSource, again, largely a U.S. initiative and that business is something around $20m. And so, that gives you some sense of the scale, I hope.

Derek Dobecki - Ironwood Capital Management - Analyst

Okay and then just to confirm all the Vision 21 expenses are now completed?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Yeah, one last follow-on comment to your growth initiatives. I think each one of the guys, you can check the transcript, basically gave you an idea of what percentage those growth initiatives were and we consider all of those percentages to be kind of [hobby] level at the present time.

Derek Dobecki - Ironwood Capital Management - Analyst

Sure.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

So, basically I would just say that our focus is to make those percentages significantly better. With respect to Vision 21, Vision 21 implementation is done. We still have much work to do in terms of getting all that we wanted to in terms of efficiencies out of Vision 21 and also with respect to, you know, the cost out. So, there is still some work to there and quite frankly, implementation was hard — I mean, it was very, very hard. We had, as you know, problems with Oracle software, we had issues with respect to getting legacy data converted and thank goodness that those days seem to be over in terms of getting it installed. But with the muscle it took to get it installed, we are now quite frankly trying to get it to, what we recall, the successful stage and there’s a lot of work to be done there. However, you know, we have been able to make some reductions, obviously, with respect to running our legacy systems, those are no longer in commission, but we still have a significant amount of developers onboard today developing a lot of software and Todd’s running that combined entity now through Michael [Wedge] with Oracle who’s come onboard and they have a significant agenda of things to get accomplished. We do feel that that will be accomplished in the very near term, that’s not something we are talking long-term at all, but I think we’ll see the fourth quarter having a full development load and I think hopefully going into the first quarter that will start dropping significantly and certainly by the end of the second quarter that will be virtually at the, kind of, sustaining level that we hope it to be, but there is still some work to be done there.

Derek Dobecki - Ironwood Capital Management - Analyst

So, fair to say the initial returns from the system you barely scratch a surface in terms of, I guess, bearing the fruits of the costs and the labor putting the system in?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

I think that’s a very correct statement. It’s kind of like, you know, it’s getting something plugged in and having the screens light up is one thing, but learning how to use that digital device and do all those things with it, that’s really being efficiency, cost reduction, and opportunities with respect to the balance sheet. Those things are just now starting to get into focus and that’s when we will consider Vision 21/Oracle to be successful, that’s when those things happen. And I do think we have the right people on the project and I do know that Todd spends a considerable amount of time on this everyday as well Michael [Wedge] and a host of others and they are — they kind of feel like the boulder is rolling downhill now with respect to the project. But we want to see that momentum pickup and really get a lot of these development costs out of the business.

Derek Dobecki - Ironwood Capital Management - Analyst

Are these development costs part of the 51-56m SG&A cost savings?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

There are some of that in there, yes.

Derek Dobecki - Ironwood Capital Management - Analyst

Okay and then a question on the restructuring charge, just to follow-up. You said that there is a cash charge of 1m for the 20m charge this quarter, do you expect a significant hard cash requirements for the remaining 20-25 that you indicated?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Mark, you want to take that question?

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

Yeah, let me just understand that question first. You are asking about the phase I charge which we took was 20m, as I mentioned, it was probably about a $1m of cash used in the current quarter approximately for phase I.

Derek Dobecki - Ironwood Capital Management - Analyst

Correct.

Mark Wolfinger - Danka Business Systems PLC - Chief Financial Officer and Executive Vice President

There is obviously more coming out of the phase I fees because we talked about, you know, cash usage for phase I restructuring in the range $10-15m overall.

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Derek Dobecki - Ironwood Capital Management - Analyst

Okay. So cash usage in phase I 10-15. Okay. And then have you guys seen or you are expect to see any impact in your business from the ICON [inaudible]?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

You know, my understanding of that transaction is not completed yet and so you know, until it completes it just absolutely too soon to tell. We have some opinions about that but at this point I don’t think it will be worthwhile to comment.

Derek Dobecki - Ironwood Capital Management - Analyst

Okay. Thanks.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Okay. We’ll just take one more question operator.

Operator

And your next question comes from Hector Foresight (ph.) of Evolution (ph.). Please proceed sir.

Hector Foresight - [Evolution] - Analyst

Hello. Thank you very much. Very good quarter and good to see the progress that’s being made. You have answered many of the questions on the way through. I was just hoping you could give us a guidance to the relative size of the markets in Europe and specifically what action is being taken in the UK?

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

Okay Peter you want to take that question.

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

Sure. Hi. [Hector] how are you?

Hector Foresight - [Evolution] - Analyst

Hi Peter. Good.

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

Yeah. What we are actually doing is the — we are [actually] taking just several levels. Such, while we did change the country manager from — in the second quarter that’s [view taken to manage]. That was the first. Second step is we changed Sales and Marketing Director and Mike Fair (ph.) is running that. And now we have we are changing sales [manager] and sales direct sales organization. We are having better define segmentation to sales force. So we are better aligned with tough general line sales force, high volume sales force, [production] sales and in particular we realigned the commission plans so that we include both the positive effects of the transaction itself and reflect the benefits of the annuity stream that I will say would make and that’s the focus on the service side. And I am very pleased with progress we are making actually in that but still it’s [hundred] strong sales force. We’ve — as I mentioned earlier we’ve had about 30% turnover and we are busy rehiring quality people to fill the slots that we have. We have also redistributed the, what we call [inaudible] machines in field in a much more [inaudible] way between the sales force and that was the major undertaking we completed in Q3 in fact. And then there is a whole organization arrangement to do with back-office support, aligning that with the [equipment] opportunity of selling and we all looking at better way of managing our sales force through a maybe more appropriate CRM software program that we are evaluating piloting in the UK.

Hector Foresight - [Evolution] - Analyst

Can you just — could you just try and give an idea as to the relative size of the markets in Europe?

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

Oh Yes, the I think Europe represents about 42-43% of total Danka revenues within my — within the Danka Europe, UK represents about 17-18%, Germany is close by about 16%, France will be next, my indirect channel total European revenue, my indirect channel is about 16-17% of that. So about 80% of revenues will be in my top 5-6 countries. Does that answer your question?

FINAL TRANSCRIPT

DANKY - Q3 2004 Danka Business Systems Earnings Conference Call

Hector Foresight - [Evolution] - Analyst

That [isn’t]. Just one final follow-up could you give an indication of the digital -

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

Population

Hector Foresight - [Evolution] - Analyst

The digital –

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

The digital population end of Q3 was 58% and increased from 56% in the end of Q2. More interestingly UK is actually quite low on that, that 58% is an avarge, I have counted much higher than that population, the UK is 10 — its still below 50% and that’s more to do with it’s the role of the deal is which originally formed the UK Danka structure.

Hector Foresight - [Evolution] - Analyst

Okay that’s the question I wanted answered. Well, thank you very much for that.

Peter Williams - Danka Business Systems PLC - President and COO of Danka Europe

Okay.

Lang Lowrey - Danka Business Systems PLC - Chairman of the Board and CEO

I just want to make a few concluding comments and thank everyone for their questions and participation in this call. Just to end it I’d say we’re pleased. We saw some encouraging signs in the third quarter in terms of our cost actions, our cash results and our operational focus. It’s the first time in a long time that the company has enable to look forward with approaching revenue stability particularly in our service business. We’re continue to take aim at our high cost structure, we feel confident that that structure will be addressed, and what’s really important for this management team is excitedly as I said before we crossed the 50% market and we are now a digital company more so than an analog company and looking out into the marketplace you can see those companies in our sector they are doing well are significantly digital. So, we are very, very pleased about leaving our analog heritage behind us and our focus is becoming a growth company again and quite frankly there is a significant degree of optimism among the management team with respect to fiscal year ’05. So, I want to thank everybody and we’ll talk to you next call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation, you may now disconnect. Good day.

D I S C L A I M E R

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2004, CCBN, Inc. All Rights Reserved.